Exhibit 99.1

Marina Biotech Announces Pricing of Public Offering

Bothell, WA, February 10, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today announced the pricing of an underwritten public offering of 6,375,000 units at a price to the public of $0.80 per unit, for gross proceeds of $5,100,000, before deducting underwriting discounts and commissions and other estimated offering expenses. Each unit consists of one share of common stock and 0.1746 of a warrant to purchase one share of common stock. The warrants are exercisable immediately upon issuance, have a seven-year term and an exercise price of $0.80 per full share. The offering is expected to close on or about February 15, 2011, subject to the satisfaction of customary closing conditions.

Roth Capital Partners served as the sole manager for the offering.

Marina Biotech intends to use the proceeds from this offering for general corporate purposes (including working capital and operational purposes) and toward the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial Adenomatous Polyposis (FAP).

The units are being offered by Marina Biotech pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) on September 30, 2010. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from Roth Capital Partners, LLC Syndicate Department, 24 Corporate Plaza, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -in hepatocellular carcinoma and bladder cancer. Marina Biotech has recently entered an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Marina Biotech, Inc.

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com